EX-99.23.j

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As an independent registered public accounting firm, we hereby consent to the use of our report dated August 11, 2009 on the financial statements of the FMX Growth Allocation Fund and the FMX Total Return Fund, each a series of the Starboard Investment Trust, for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Pre-Effective Amendment to the Starboard Investment Trust’s Registration Statement on Form N-1A.

/s/BrookWeiner LLC

BrookWeiner LLC

Chicago, Illinois
September 29, 2009